Exhibit 99.1
Regency Energy Partners Raises $204 Million Of Common Equity
DALLAS, March 23, 2011 — Regency Energy Partners LP (Nasdaq: RGNC), (“Regency” or the “Partnership”), announced today it has agreed to raise $204 million of common equity. Regency will issue approximately 8.5 million common units to funds managed by each of Kayne Anderson Capital Advisors, L.P., Tortoise Capital Advisors, LLC and Fiduciary Asset Management, Inc.
Net proceeds from the issuance will be used, in part, to fund a portion of Regency’s 30-percent ownership interest ($578 million) in a joint venture with Energy Transfer Partners. The joint venture recently announced an agreement to acquire LDH Energy Asset Holdings LLC from Louis Dreyfus Highbridge Energy LLC.
This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities offered have not been registered under the U.S. Securities Act of 1933, as amended, or any other securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
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FORWARD-LOOKING INFORMATION
This release contains “forward-looking” statements, which are any statements that do not relate strictly to historical facts. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “will” or similar expressions help identify forward-looking statements. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, which include, but are not limited to, the risks, uncertainties and assumptions enumerated in our Forms 10-Q and 10-K as filed with the Securities and Exchange Commission. Although we believe our forward-looking statements are based on reasonable assumptions, current expectations and projections about future events, we cannot give assurances that such assumptions, expectations and projections will prove to be correct. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements. We undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
CONTACT:
Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Manager, Communications & Public Relations
214-840-5477
ir@regencygas.com
Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com

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